Exhibit 3.244

CERTIFICATE OF FORMATION

OF

VISTA BEHAVIORAL HOLDING COMPANY, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Vista Behavioral Holding Company, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 18th day of December, 2014.

/s/ J. Stephen Quinn
J. Stephen Quinn, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 01:31 PM 12/22/2014 FILED 01:17 PM 12/22/2014 SRV 141572471 – 5662347 FILE